Exhibit 99.1

Contacts:	Investors: Vincent L. Sadusky Chief Financial Officer 401-457-9403	Media: Mark Semer Kekst and Company 212-521-4802
LIN TV CORP. ANNOUNCES THAT ITS LIN TELEVISION CORPORATION
SUBSIDIARY ENTERS INTO AN AGREEMENT TO SELL $190 MILLION
AGGREGATE PRINCIPAL SENIOR SUBORDINATED NOTES DUE 2013
Providence, R.I. — September 26, 2005 — LIN TV Corp. (NYSE: TVL) today announced that its wholly owned subsidiary LIN Television Corporation has entered into an agreement to sell $190 million aggregate principal amount of 6.5% Senior Subordinated Notes due 2013 (the “Notes”).
The Notes will be issued at a discount to their aggregate principal amount at maturity and will generate gross proceeds to LIN Television Corporation of $175.3 million. The yield to maturity of the Notes is 7.875% (computed on a semi-annual bond equivalent basis), calculated from September 29, 2005.
The Notes will be guaranteed by LIN TV Corp. The proceeds from the sale of the Notes will be used to repay the $170.0 million term loan under LIN Television Corporation’s credit facility with the balance, if any, to repay a portion of the outstanding revolving indebtedness under LIN Television Corporation’s existing credit facility. The offering is expected to close on September 29, 2005, subject to customary closing conditions.
The Notes will be issued in private placements and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and outside of the United States in accordance with Regulation S under the Securities Act of 1933.
The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such an offer or sale would be unlawful.
Forward-Looking Statements
This announcement includes forward-looking statements, including LIN TV Corp.’s guarantee of the Notes and LIN Television Corporation’s plans regarding the issuance of the Notes and use of proceeds from the sale of the Notes. LIN Television Corporation has based these forward-looking statements on its current expectations and projections about future events. Although LIN Television Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. LIN Television Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.